Exhibit 99.1

Company Contact: Mr. Thomas Sammons Chief Financial Officer TechPrecision Corporation Phone: 978-883-5109 Email: sammonst@ranor.com Website: www.techprecision.com	Investor Relations Contact: Hayden IR Brett Maas Phone: 646-536-7331 Email: brett@haydenir.com Website: www.haydenir.com

FOR IMMEDIATE RELEASE

TechPrecision Corporation Reports Financial Results for Fiscal 2018

Company achieves third consecutive year of pretax profit

Westminster, MA – June 28, 2018 – TechPrecision Corporation (OTCQB: TPCS) (“TechPrecision” or “the Company”), an industry leading manufacturer of precision, large-scale fabricated and machined metal components and tested systems with customers in the defense, energy and precision industrial sectors, today reported financial results for the fourth quarter and the full year ended March 31, 2018. Net sales for the three months ended March 31, 2018 were $4.7 million, a 5% decrease when compared to the same quarter a year ago. Net sales for the fiscal year ended March 31, 2018 were $18.7 million, a 1% increase when compared to the same period a year ago. Sales order backlog at March 31, 2018 was $14.0 million compared with backlog of $15.8 million at March 31, 2017 and $11.2 million at December 31, 2017. Gross profit for the fourth quarter and full year of fiscal 2018 were significantly lower when compared to the same periods a year ago.

“This was another year of operational execution, resulting in our third consecutive year of pretax profitability,” stated Alexander Shen, TechPrecision’s Chief Executive Officer. “Our results were impacted by lower gross margins for fiscal 2018, which were primarily the result of higher amounts of unabsorbed overhead related to a slowdown in the number of projects in production. Additionally, we experienced a higher volume of low margin components shipped during the period. We expect to return to levels of project activity during fiscal 2019 that are more consistent with our prior year results of operations.”

Fourth Quarter of Fiscal 2018 Financial Results

•	Net sales were $4.7 million, a $263,000 decrease when compared to the same quarter a year ago.

•	Gross profit was $380,000 compared to $1.0 million in the same quarter last year, a 63% decrease, primarily on a higher volume of low margin sales mix and under absorbed overhead from a slowdown in project activity, caused by defense customer funding delays.

•	Operating loss was $393,000 compared to operating income of $281,000 in the same period a year ago.

•	Net loss was $367,000 or $0.01 per diluted share, compared to net income of $3.1 million, or $0.11 per diluted share, in the year-ago quarter. Fourth quarter fiscal 2017 included a net tax benefit of $2.9 million, primarily the result of the release of a valuation allowance on specific deferred tax assets.

Full Year Fiscal 2018 Financial Results

•	Net sales were $18.7 million, a 1% increase when compared to the same period a year ago.

•	Gross profit was $4.0 million, a 35% decrease compared to $6.1 million in the same period a year ago, primarily due to a higher volume of low margin sales mix and under absorbed overhead.

•	Operating income was $1.0 million, compared to operating income of $2.9 million in the same period a year ago. Fiscal 2017 included a one-time gain for $1.1 million from a customer assignment settlement.

•	Interest expense was $413,000 and $644,000 for fiscal 2018 and fiscal 2017, respectively. The decrease in interest expense is primarily due to lower interest rates in connection with the debt refinancing transactions completed in fiscal 2017.

•	Pretax profit was $559,000 for fiscal 2018 compared to $2.2 million in fiscal 2017.

•	Net loss was $266,000 or $0.01 per diluted share, compared to net income of $5.1 million or $0.18 per diluted share in the same period last year. Fiscal 2018 included a one-time, non-cash charge of $0.7 million related to the change in the U.S. statutory tax rate as provided under the Tax Cuts and Jobs Act. Fiscal 2017 included a one-time favorable benefit of $2.8 million related to a tax valuation allowance release.

•	EBITDA was $1.7 million for the year ended March 31, 2018, compared to $3.6 million for the year ended March 31, 2017. Please refer to the reconciliation of EBITDA (a non-GAAP measure) to net income (a GAAP measure) in this release.

Financial Position

At March 31, 2018, TechPrecision had $2.7 million in cash, and working capital of $4.9 million compared to $3.1 million in cash and working capital of $5.0 million at March 31, 2017

Income Taxes

For the year ended March 31, 2018 the Company recorded tax expense of $824,000. This tax expense includes a $700,000 non-cash item, the result of a revaluation of the Company's estimated net deferred tax assets to reflect the new 21% U.S. statutory tax rate as provided under the Tax Cuts and Jobs Act, recently enacted on December 22, 2017. Cash paid for income taxes was $32,000 for the full year ended March 31, 2018.

Teleconference Information

The Company will hold a conference call at 4:30 p.m. Eastern (U.S.) time on June 28, 2018. To participate in the live conference call, please dial 1-877-407-8133 five to 10 minutes prior to the scheduled conference call time. International callers should dial 1-201-689-8040. When prompted, reference TechPrecision.

A replay will be available until July 28, 2018. To access the replay, dial 1-877-481-4010 or 1-919-882-2331. When prompted, enter Conference Passcode 33509. The call will also be available live by webcast at TechPrecision Corporation’s website, www.techprecision.com, and will also be available over the Internet and accessible at http://www.investorcalendar.com/event/33509.

About TechPrecision Corporation

TechPrecision Corporation, through its wholly owned subsidiaries, Ranor, Inc. and Wuxi Critical Mechanical Components Co., Ltd., manufactures large-scale, metal fabricated and machined precision components and equipment. These products are used in a variety of markets including: defense, aerospace, nuclear, industrial, and medical. TechPrecision’s goal is to be an end-to-end service provider to its customers by furnishing customized solutions for completed products requiring custom fabrication and machining, assembly, inspection and testing. To learn more about the Company, please visit the corporate website at http://www.techprecision.com. Information on the Company’s website or any other website does not constitute a part of this press release.

Safe Harbor Statement

This release contains certain “forward-looking statements” relating to the business of the Company and its subsidiary companies. All statements other than statements of current or historical fact contained in this press release, including statements that express our intentions, plans, objectives, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions are forward-looking statements. These forward-looking statements are often identified by the use of forward-looking terminology such as “believe,” “continue,” “expect,” “will” or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including our reliance on individual purchase orders, rather than long-term contracts, to generate revenue, our ability to change the composition of our revenues and effectively reduce operating expenses, the availability of appropriate financing facilities impacting our operations, financial condition and/or liquidity, our ability to receive contract awards through competitive bidding processes, our ability to maintain standards to enable us to manufacture products to exacting specifications, our ability to enter new markets for our services, our reliance on a small number of customers for a significant percentage of our business, competitive pressures in the markets we serve, changes in the availability or cost of raw materials and energy for our production facilities, operating in a single geographic location, restrictions in our ability to operate our business due to our outstanding indebtedness, government regulations and requirements, pricing and business development difficulties, changes in government spending on national defense, our ability to make acquisitions and successfully integrate those acquisitions with our business and other risks discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors. Any forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release, except as required by applicable law.

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TECHPRECISION CORPORATION

CONSOLIDATED BALANCE SHEETS

	March 31, 2018	March 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$2,689,110	$3,066,156
Accounts receivable, net	1,794,878	1,870,672
Costs incurred on uncompleted contracts, in excess of progress billings	1,885,748	2,097,221
Inventories - raw materials	202,737	141,792
Other current assets	450,540	422,096
Total current assets	7,023,013	7,597,937
Property, plant and equipment, net	5,202,448	4,912,202
Deferred income taxes	2,046,298	2,871,680
Other noncurrent assets, net	6,860	100,000
Total assets	$14,278,619	$15,481,819
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$345,705	$365,308
Accrued expenses	788,084	893,415
Billings on uncompleted contracts, in excess of related costs	180,706	642,831
Current portion of long-term debt	766,354	717,481
Total current liabilities	2,080,849	2,619,035
Long-term debt, including capital leases	4,185,274	4,874,721
Noncurrent accrued expenses	--	17,742
Stockholders’ Equity:
Common stock - par value $.0001 per share, 90,000,000 shares authorized, 28,824,593 shares issued and outstanding at March 31, 2018 and 2017	2,882	2,882
Additional paid in capital	8,561,995	8,258,820
Accumulated other comprehensive income	24,236	19,328
Accumulated deficit	(576,617)	(310,709)
Total stockholders’ equity	8,012,496	7,970,321
Total liabilities and stockholders’ equity	$14,278,619	$15,481,819

TECHPRECISION CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2018	2017	2018	2017
Net sales	$4,668,420	$4,931,096	$18,729,994	$18,550,674
Cost of sales	4,288,458	3,895,862	14,753,693	12,454,542
Gross profit	379,962	1,035,234	3,976,301	6,096,132
Selling, general and administrative	772,631	754,131	3,009,002	4,336,987
Gain from claims assignment settlement	--	--	--	(1,122,287)
Income (loss) from operations	(392,669)	281,103	967,299	2,881,432
Other income	2,634	(266)	4,267	8,439
Interest expense	(98,931)	(60,022)	(412,988)	(644,021)
Total other expense, net	(96,297)	(60,288)	(408,721)	(635,582)
Income (loss) before income taxes	(488,966)	220,815	558,578	2,245,850
Income tax expense (benefit)	(121,761)	(2,875,875)	824,486	(2,834,319)
Net (loss) income	$(367,205)	$3,096,690	$(265,908)	$5,080,169
Other comprehensive income (loss), before tax:
Foreign currency translation adjustments	1,721	78	4,908	(2,240)
Tax expense (benefit)	(1,006)	--	--	--
Other comprehensive income (loss), net of tax	2,727	78	4,908	(2,240)
Comprehensive (loss) income	$(364,478)	$3,096,768	$(261,000)	$5,077,929
Net (loss) income per share basic	$(0.01)	$0.11	$(0.01)	$0.18
Net (loss) income per share diluted	$(0.01)	$0.11	$(0.01)	$0.18
Weighted average number of shares outstanding basic	28,824,593	28,156,115	28,824,593	27,908,155
Weighted average number of shares outstanding diluted	28,824,593	29,112,083	28,824,593	28,611,074

TECHPRECISION CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended March 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(265,908)	$5,080,169
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	704,284	689,293
Amortization of debt issue costs	70,041	101,280
Loss on disposal of equipment	20,000	62,140
Stock based compensation expense	303,175	1,164,221
Change in contract losses	52,197	(304,465)
Deferred income taxes	825,382	(2,871,680)
Gain from claims assignment settlement - noncash portion	--	(507,835)
Changes in operating assets and liabilities:
Accounts receivable	75,794	151,808
Costs incurred on uncompleted contracts, in excess of related billings	211,473	298,421
Inventories - raw materials	(60,945)	(13,197)
Other current assets	(28,443)	108,692
Other noncurrent assets and liabilities	(17,742)	7,978
Accounts payable	(19,603)	(630,757)
Accrued expenses	(151,401)	(611,076)
Accrued taxes payable	--	(9,032)
Billings on uncompleted contracts, in excess of related costs	(462,125)	(986,187)
Net cash provided by operating activities	1,256,179	1,729,773
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(994,530)	(787,808)
Proceeds from sale of equipment	80,000	-
Net cash used in investing activities	(914,530)	(787,808)
CASH FLOWS FROM FINANCING ACTIVITIES
Deferred loan costs	--	(198,449)
Borrowings of long-term debt	--	6,227,500
Repayment of capital lease obligation	(19,940)	(13,684)
Repayment of long-term debt	(697,536)	(5,222,933)
Net cash (used in) provided by financing activities	(717,476)	792,434
Effect of exchange rate on cash and cash equivalents	(1,219)	(409)
Net (decrease) increase in cash and cash equivalents	(377,046)	1,733,990
Cash and cash equivalents, beginning of period	3,066,156	1,332,166
Cash and cash equivalents, end of period	$2,689,110	$3,066,156

TECHPRECISION CORPORATION

SUPPLEMENTAL INFORMATION

Reconciliation of EBITDA to Net Income (loss)

The following table provides a reconciliation of EBITDA to net income, the most directly comparable U.S. GAAP measure reported in our condensed consolidated financial statements:

	Twelve months ended March 31, 2018	Twelve months ended March 31, 2017	Change Amount
Net income (loss)	$(265,908)	$5,080,169	$(5,346,077)
Income tax expense	824,486	(2,834,319)	3,658,805
Interest expense (1)	412,988	644,021	(231,033)
Depreciation	704,284	689,293	14,991
EBITDA	$1,675,850	$3,579,164	$(1,903,314)
(1)	Includes amortization of debt issue costs.

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